ADDENDUM TO INVESTMENT ADVISORY AGREEMENT

FISCAL YEAR-END 09/30/2009

Calvert Social Investment Fund
Calvert World Values Fund, Inc.
Calvert Cash Reserves
Calvert Social Index Series, Inc.
The Calvert Fund
Calvert Impact Fund, Inc.
Calvert SAGE Fund, Inc.
Summit Mutual Funds, Inc.

Calvert Asset Management Company, Inc. (Calvert) is the investment advisor to the above-referenced registered investment companies (Funds). Calvert has agreed, with the respective Funds, to contractually limit (direct/or direct ordinary) net annual fund operating expenses of the Funds through January 31, 2010, as follows. This expense limitation does not limit the acquired fund fees and expenses incurred by a shareholder. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, extraordinary expenses, performance fee adjustments, and taxes. To the extent any expense offset arrangement reduces Fund expenses, Calvert's obligation under this agreement is reduced and Calvert shall also benefit from the expense offset arrangement. The below figures are expressed as a percentage of average net assets.
	Single Class	Class A	Class B	Class C	Class I	Class Y	Class R
Calvert Social Investment Fund
Money Market Portfolio	0.875%	--	--	--	--	--	--
Balanced Portfolio	--	--	--	--	0.72%	--	--
Equity Portfolio	--	--	--	--	--	--	--
Bond Portfolio	--	--	--	--	--	--	--
Enhanced Equity Portfolio	--	--	--	--	0.81%	--	--
Calvert Conservative Allocation Fund	--	0.44%	--	2.00%	--	--	--
Calvert Moderate Allocation Fund	--	0.80%	--	2.00%	0.23%	--	--
Calvert Aggressive Allocation Fund	--	0.43%	--	2.00%	0.23%	--	--

Calvert World Values Fund
International Equity Fund	--	--	--	--	1.10%	--	--
Calvert Capital Accumulation Fund	--	--	--	--	0.86%	--	--
Calvert International Opportunities Fund	--	1.66%	--	2.50%	1.20%	1.41%	--

	Single Class	Class A	Class B	Class C	Class I	Class Y	Class R
Calvert Cash Reserves
Institutional Prime	--	--	--	--	0.40%	--	--

Calvert Social Index Series, Inc.
Calvert Social Index Fund	--	0.75%	1.75%	1.75%	0.21%	--	--

The Calvert Fund
Calvert Income Fund	--	--	--	--	0.84%	0.95%*	1.47%
Calvert Short Duration Income Fund	--	1.08%	--	--	0.75%	0.95%	--
Calvert Long- Term Income Fund	--	1.25%	--	--	--	--	--
Calvert New Vision Small Cap Fund	--	--	--	--	0.92%	--	--
Calvert Ultra-Short Income Fund	--	0.89%	--	--	--	--	--
Calvert Government Fund	--	1.04%	--	2.04%	--	--	--

Calvert Impact Fund, Inc.
Calvert Large Cap Growth Fund	--	1.50%	2.50%	2.50%	0.90%	1.25%	--
Calvert Small Cap Value Fund	--	1.69%	--	2.69%	0.92%	--	--
Calvert Mid Cap Value Fund	--	1.59%	--	2.59%	0.86%	--	--
Calvert Global Alternative Energy Fund	--	1.85%	--	2.85%	1.40%	--	--
Calvert Global Water Fund	--	1.85%	--	2.85%	--	1.60%	--

Calvert SAGE Fund, Inc.
Calvert Large Cap Value Fund	--	1.23%	--	2.35%	0.90%	0.98%	--

Summit Mutual Funds, Inc.
Summit Large Cap Growth Fund	--	1.35%	--	--	1.10%	--	--
Calvert Short-Term Government Fund	--	0.98%	--	--	0.73%	--	--
Calvert High Yield Bond Fund	--	1.65%	--	--	1.40%	--	--

For Funds: /s/ William M. Tartikoff	For Calvert: /s/ Ronald M. Wolfsheimer	Date: 01/29/09
William M. Tartikoff, Vice President and	Ronald M. Wolfsheimer, Senior Vice President
Secretary	and Chief Financial and Administrative Officer